Marathon Oil Corporation Reports Third Quarter 2011 Results

HOUSTON, Nov. 1, 2011 – Marathon Oil Corporation (NYSE:MRO) today reported third quarter 2011 net income of $405 million, or $0.57 per diluted share. Net income in the third quarter of 2010 was $696 million, or $0.98 per diluted share. On June 30, 2011, Marathon Oil completed the spin-off of its Refining, Marketing and Transportation business, which is now reported as discontinued operations and excluded from segment income. As a result, income from continuing operations will be best suited for comparison. For the third quarter of 2011, adjusted income from continuing operations was $421 million, or $0.59 per diluted share, compared to adjusted income from continuing operations of $482 million, or $0.68 per diluted share, for the third quarter of 2010.

	Three Months Ended
	September 30,
(In millions, except per diluted share data)	2011	2010

Adjusted income from continuing operations(a)	$421	$482
Adjustments for special items (net income of taxes):
Gain on dispositions	(1)	-
Impairments	-	(15)
Deferred income tax items	(15)	-
Income from continuing operations	405	467
Discontinued operations(b)	-	229
Net income	$405	$696
Adjusted income from continuing operations – per diluted share	$0.59	$0.68
Income from continuing operations – per diluted share	$0.57	$0.66
Discontinued operations – per diluted share(b)	$0.00	$0.32
Net Income – per diluted share	$0.57	$0.98
Revenues and other income from continuing operations	$3,799	$2,955
Weighted average shares – diluted	714	712
(a)
Adjusted income from continuing operations is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted income from continuing operations.

(b)	The spin-off of Marathon’s downstream business was completed on June 30, 2011, and all comparative periods have been recast to reflect the downstream business as discontinued operations.

“Operationally, we had a strong quarter across our assets,” said Clarence P. Cazalot Jr, Marathon Oil’s chairman, president and CEO. “Our production available for sale from the combined Exploration and Production (E&P) and Oil Sands Mining (OSM) segments was up 2 percent over the second quarter, driven by strong reliability, particularly in Norway and Equatorial Guinea, and a full quarter of the Athabasca Oil Sands Project (AOSP) post-Expansion 1. Operating cash flow remains solid even with the pullback in commodity prices, essentially self-funding our capital program and robust dividend and providing the opportunity to repurchase approximately 12 million shares for $300 million during the quarter. The higher tax rate in the third quarter of 2011 is largely a result of excess foreign tax credits the Company currently does not expect to utilize in the future, which resulted in a non-cash charge of $227 million in the quarter.

“Today, as Marathon Oil closes on the Hilcorp acquisition of 141,000 net acres in the Eagle Ford shale, largely in the core of the play, we already see better performance from these assets than originally anticipated. We begin this first day as operator of these key assets already producing nearly 1,000 net barrels of oil equivalent per day (boepd) more than our originally projected year-end exit rate. We also are closing on or have agreements to acquire additional acreage, also in the core of the play, that are expected to increase our total Eagle Ford position to more than 300,000 net acres by year end. We now expect our 2011 exit rate from the Eagle Ford to be approximately 18,000 net boepd. Combined with our substantial positions in the Bakken and Anadarko Woodford, along with the emerging Niobrara shale play, these assets will provide the greatest amount of the Company’s production growth, enabling us to deliver 5 to 7 percent compound average production growth, 80 percent of which is estimated to be liquids, from 2010 to 2016.

“We now project 2012 production to grow by 5 percent over 2011, excluding any potential Libyan production from both years. In fact, our U.S. production in the lower 48 states, excluding the Gulf of Mexico, is projected to increase from an average 75,000 boepd in the third quarter of 2011 to between 120,000 and 130,000 boepd in the fourth quarter of 2012.

“We remain committed to delivering top quartile total shareholder return and, as part of that commitment, we continue to seek opportunities to high-grade our asset base and sell non-core assets such as the sale of pipeline systems in the Gulf of Mexico just announced. Over the past five years, we have executed sales with approximately $3.5 billion in transaction value. We continue the ongoing review of our global portfolio with a goal of an additional $1.5 billion to $3 billion in divestitures over the next two to three years.”

Segment Results
Total segment income was $477 million in the third quarter of 2011, compared to $569 million from continuing operations in the third quarter of 2010.

	Three Months Ended
	September 30,
(In millions)	2011	2010
Segment Income (Loss)
Exploration and Production
United States	$81	$99
International	249	411
Total E&P	330	510
Oil Sands Mining	92	18
Integrated Gas	55	41
Segment Income(a)	$477	$569
(a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
Exploration and Production segment income totaled $330 million in the third quarter of 2011, compared to $510 million in the year-ago quarter. Segment income, before taxes, increased due to 36 percent higher liquid hydrocarbon price realizations and was partially offset by decreased sales volumes, primarily in Libya. In the third quarter of 2011, Marathon Oil incurred a non-cash charge of $227 million for foreign tax credits the Company currently expects it will not utilize in the future, largely a result of a higher price and production outlook for Norway over the next several years.

E&P production available for sale for the third quarter of 2011 averaged 343,000 boepd – at the upper end of guidance – of which 60 percent was liquid hydrocarbons [205,000 barrels per day (bpd)]. Third quarter 2010 production available for sale was 359,000 boepd, excluding 46,000 boepd from Libya. The slightly lower production volumes were primarily the result of lower Gulf of Mexico volumes due to field declines.

Marathon Oil estimates fourth quarter E&P production available for sale will be between 360,000 and 370,000 boepd. Anticipated full-year E&P production available for sale has been increased to between 360,000 and 365,000 boepd, which includes an annual average of 7,000 boepd from Libya produced during the first quarter of 2011. For the E&P segment, Marathon Oil anticipates producing on average 360,000 to 380,000 boepd in 2012, which excludes any Libya production due to the uncertain timing of resuming operations and the effect of acquisitions or dispositions not previously announced.

E&P sales volumes during the third quarter of 2011 averaged 349,000 boepd, compared to sales volumes of 352,000 boepd, excluding 47,000 boepd from Libya, for the same period in 2010. Sales volumes were lower as a result of the lower Gulf of Mexico production volumes, partially offset by the timing of international liftings.

Excluding Libya, Marathon Oil was overlifted (higher sales volumes compared to production available for sale) by 535,000 barrels of oil equivalent (boe) in the third quarter compared to a 730,000 boe underlift (lower sales volumes compared to production available for sale) in the same quarter last year.

United States E&P reported income of $81 million for the third quarter of 2011, compared to $99 million in the third quarter of 2010. The decrease is primarily attributable to higher exploration expenses associated with seismic activity and the write-off of two wells in south Texas.

International E&P income was $249 million in the third quarter of 2011, compared to $411 million in the third quarter of 2010. As discussed previously, the improvement in liquid hydrocarbon price realizations was more than offset by the higher international E&P effective tax rate during the third quarter of 2011 compared to the same period last year.

Exploration expenses were $129 million for the third quarter of 2011, compared to $59 million in the third quarter of 2010.

	Three Months Ended
	September 30,
	2011	2010
Key E&P Statistics
Net Sales
United States – Liquids (mbpd)	69	80
United States – Natural Gas (mmcfd)	296	363

International – Liquids (mbpd)	142	169
Equatorial Guinea	34	42
Norway	82	78
U.K.	26	2
Libya	-	47
International – Natural Gas (mmcfd)	532	541
Equatorial Guinea	453	438
Norway	41	37
U.K.	38	62
Libya	-	4
Worldwide Net Sales (mboepd)	349	399

EAGLE FORD: Marathon Oil is closing on agreements for the previously announced 141,000 net acres from Hilcorp in the Eagle Ford shale in south Texas, additional interests of approximately 19,000 net acres and a gas gathering system. Also, during the fourth quarter, the Company expects to close on another 6,800 net acres from previously announced tag-along rights. The total acquisition cost for these nearly 167,000 acres and the gathering system is expected to be approximately $4.5 billion, including projected closing adjustments and future costs carried by the Company. These transactions are expected to be funded largely from existing cash. Marathon Oil now expects its year-end acreage position across the Eagle Ford to be in excess of 300,000 net acres. Marathon Oil’s 2011 Eagle Ford exit rate is forecast to be approximately 18,000 net boepd, of which 80 percent is estimated to be liquids.

Marathon Oil is ramping up to 10 rigs by the end of the year and is scheduled to add a third crew dedicated to hydraulic fracturing in January 2012 and a fourth crew in June 2012. By this time next year, the Company expects to have 17 rigs operating in the play.

BAKKEN: Marathon Oil currently has six drilling rigs -- plus one rig dedicated to completions -- operating in North Dakota’s Bakken shale play and added a second crew for hydraulic fracturing activities during the third quarter. The Company expects to increase production from the current rate of 17,000 net boepd to a 2011 exit rate of approximately 20,000 net boepd. Marathon Oil has 27 gross operated wells awaiting completion and plans to bring an additional 33 wells on line before the end of the year.

In the Bakken, Marathon Oil continues to refine its completion techniques and has moved to 20-stage hydraulic fracturing operations, with plans for 30-stage “fracs” in the next few months. As a result, the Company has seen substantial improvement in initial production (IP) rates. The following chart provides specifics for five recent Company-operated wells completed with 20-stage fracs:

Last Five Bakken Wells Completed as of Oct. 10, 2011
Well Name	Area	Working Interest	Gross 24-hour IP Rates (bpd)
Ella USA 11-16H	Myrmidon	98%	1,041
Anderson 44-23H	Hector	100%	1,225
Good Bear USA 21-14H	North Hector	73%	1,241
Fisher USA 41-5H	Myrmidon	100%	1,307
Randi USA 41-17H	Myrmidon	99%	1,475

ANADARKO WOODFORD: Marathon Oil completed drilling the Shi Randall well [50 percent working interest (WI)] in the third quarter in the Anadarko Woodford in Oklahoma. The well had an initial 30-day production rate of 1,693 boepd, of which 35 percent was liquids. The Company currently has six rigs drilling in the play.

NIOBRARA: In the Niobrara Shale play within the DJ Basin of southeast Wyoming and northern Colorado, the Company added a second rig at the end of August and recently completed its first horizontal well in the play at Crow Valley (70 percent WI) in Weld County, Colo. The well recently underwent fracture stimulation and has tested at 24 hour rates as high as 500 bpd of oil. Production is expected to stabilize in the coming month. Marathon Oil continues to acquire seismic data and plans to drill seven to nine gross horizontal wells in the Niobrara by year end.

GULF OF MEXICO: In late August, Marathon Oil received an exploration permit for the Innsbruck prospect (Mississippi Canyon Block 993, 85 percent WI and operator) and is in the process of securing a rig. In accordance with the federal government’s drilling moratorium, drilling on the Innsbruck prospect was suspended in the second quarter of 2010 at a depth of 19,800 feet as compared to a proposed total depth of 29,500 feet. The Company also has received an exploration permit for the Key Largo prospect (Walker Ridge Block 578, 60 percent WI) and plans to drill this well in late 2012. Marathon Oil recently received lease extensions on 26 of its blocks in the Gulf of Mexico due to the lifting of the moratorium.

Additionally during the quarter in the Gulf of Mexico, the Ozona well (Garden Banks Block 515) was completed as a single zone oil producer as expected, with first production now anticipated by year end due to a delay at the non-operated host platform. Marathon Oil, which holds a 68 percent working interest in the Ozona Field and serves as operator, expects a 2012 production rate of more than 9,000 net boepd, of which approximately 80 percent is estimated to be liquids.

POLAND: Marathon Oil continued to acquire seismic data in Poland in the third quarter and expects to spud its first well in the fourth quarter, with plans to drill six to seven wells by the end of 2012.

NORWAY: Marathon Oil commenced production from two wells in the East Kameleon reservoir in early October. The two wells, which are connected to the Alvheim Floating Production, Storage and Offloading (FPSO) vessel, had very positive results with combined test flow rates of approximately 52,000 gross bpd of oil.

Oil Sands Mining
The Oil Sands Mining segment reported income of $92 million for the third quarter of 2011, compared to income of $18 million in the third quarter of 2010. A net pre-tax loss of $8 million on derivatives was included in results for the third quarter of 2010, but there were no derivative impacts in the third quarter of 2011. The increase in segment income was primarily the result of higher synthetic crude oil sales volumes and higher price realizations compared to the same quarter last year. Current operating expense per synthetic barrel (before royalties) is $41, essentially flat compared to the same period a year ago.

The Jackpine Mine commenced a phased start-up in the third quarter of 2010, and the expanded Scotford upgrader came online in the second quarter of 2011 and achieved full capacity in the third quarter, increasing overall production. Marathon Oil’s third quarter 2011 net synthetic crude production (upgraded bitumen excluding blendstocks) from the  AOSP mining operation was 43,000 bpd. This compares to the same period in 2010 when the AOSP produced 27,000 bpd. Marathon Oil holds a 20 percent working interest in the AOSP.

Phase 1 of a debottlenecking project has been approved and is expected to generate an additional 2,000 net daily barrels of synthetic crude production when this initial phase is completed in the fourth quarter of 2012.

	Three Months Ended
	September 30,
	2011	2010
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbpd)(a)	50	31
Synthetic Crude Oil Average Realization (per bbl)(b)	$87.29	$67.83
(a)	Includes blendstocks.
(b)	Excludes gains and losses on derivative instruments.

Marathon Oil expects fourth quarter net synthetic crude production will be between 41,000 and 45,000 bpd, with anticipated full-year 2011 net synthetic crude production at between 39,000 and 41,000 bpd. The full-year production estimate has been impacted by a 10-day unplanned shutdown of the Muskeg River Mine for required equipment repairs in early October. Marathon Oil anticipates producing on average 40,000 to 50,000 bpd of synthetic crude in 2012.

Integrated Gas
Integrated Gas segment income was $55 million in the third quarter of 2011, compared to $41 million in the third quarter of 2010. Third quarter 2011 income includes the gain on the sale of Marathon Oil’s interest in the Alaska liquefied natural gas (LNG) production facility. In Equatorial Guinea, Atlantic Methanol Production Company’s methanol sales volumes and realizations increased during the third quarter, contributing to segment earnings. The LNG facility in Equatorial Guinea had operational availability of 97.2 percent for the third quarter of 2011.

	Three Months Ended
	September 30,
	2011	2010

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,935	7,142
Methanol	1,366	1,069

Special Items/Corporate

During the third quarter, Marathon Oil completed a repurchase of approximately 12 million shares of common stock for $300 million.

On October 28, Marathon Oil entered into a definitive agreement to sell its interests in several Gulf of Mexico crude oil pipeline systems for total consideration of $206 million, subject to usual and customary closing adjustments. Included in the transaction are the Company’s 28 percent interest in Poseidon Oil Pipeline Company, L.L.C., 29 percent interest in Odyssey Pipeline L.L.C., 23 percent interest in the Eugene Island Pipeline System, and certain other oil pipeline interests. The Company expects to close the transaction before year end.

In July 2011, the U.K. enacted an increase in its corporate income tax rate. The $15 million impact of this tax law change is treated as a special item.

For the fourth quarter, Marathon Oil expects the tax rate for continuing operations to be in the range of 55-62 percent and expects the overall tax rate for the year, including discontinued operations, to be in the range of 50-56 percent.

The Company will conduct a conference call and webcast today, Nov. 1, at 2 p.m. EDT, during which it will discuss third quarter results and include forward-looking information. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Nov. 15. Quarterly financial and operational information is also provided on Marathon Oil’s website at http://ir.marathonoil.com in the Quarterly Investor Packet.

# # #

In addition to income from continuing operations determined in accordance with generally accepted accounting principles, Marathon Oil has provided supplementally “adjusted income from continuing operations,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, difficult to predict or to measure in advance or not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP income from continuing operations and “adjusted income from continuing operations” is provided in a table on page 1 of this release. “Income from continuing operations adjusted for special items” should not be considered a substitute for income from continuing operations as reported in accordance with GAAP.  Management, as well as certain investors, uses “adjusted income from continuing operations” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted income from continuing operations” to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, the acquisition of assets in the Eagle Ford Shale formation, drilling rig activity throughout the U.S., expectations of future production growth, the sale of pipeline systems in the Gulf of Mexico, the expectation of selling $1.5 billion to $3 billion in properties, the tax rate for continuing operations and the overall tax rate. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, drilling rig activity throughout the U.S. and expectations of future production growth, include pricing, supply and demand for crude oil, natural gas and petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The acquisitions of additional acreage in the Eagle Ford Shale formation and sale of pipeline systems in the Gulf of Mexico are subject to customary closing conditions. Some factors that could potentially affect the sale of $1.5 billion to $3 billion in properties include changes in prices of and demand for crude oil, natural gas and synthetic crude, actions of competitors, future financial condition and operating results, and economic, business, competitive and/or regulatory factors affecting the Company’s businesses. The tax rate for continuing operations and the overall tax rate are preliminary estimates and subject to change. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2011	2010	2011	2010
Revenues and other income:

Sales and other operating revenues	$3,633	$2,839	$10,969	$8,287
Sales to related parties	16	15	45	41
Income from equity method investments	123	77	360	245
Net gain on disposal of assets	13	-	63	822
Other income	14	24	36	52

Total revenues and other income	3,799	2,955	11,473	9,447
Cost of revenues (excludes items below)	1,600	1,107	4,671	3,384
Purchases from related parties	57	57	184	132
Depreciation, depletion and amortization	517	530	1,716	1,376
Impairments	-	-	307	439
General and administrative expenses	104	108	371	328
Other taxes	59	44	170	145
Exploration expenses	129	59	504	282

Total costs and expenses	2,466	1,905	7,923	6,086

Income from operations	1,333	1,050	3,550	3,361

Net interest and other	(30)	(16)	(62)	(53)
Loss on early extinguishment of debt	-	-	(279)	(92)

Income from continuing operations before income taxes	1,303	1,034	3,209	3,216

Provision for income taxes	898	567	2,051	1,758

Income from continuing operations	405	467	1,158	1,458

Discontinued operations	-	229	1,239	404

Net income	$405	$696	$2,397	$1,862

Per Share Data

Basic:

Continuing operations	$0.57	$0.66	$1.63	$2.06
Discontinued operations	$0.00	$0.32	$1.74	$0.57
Net income	$0.57	$0.98	$3.37	$2.63

Diluted:

Continuing operations	$0.57	$0.66	$1.62	$2.05
Discontinued operations	$0.00	$0.32	$1.73	$0.57
Net income	$0.57	$0.98	$3.35	$2.62

Weighted Average Shares:
Basic	711	710	712	709
Diluted	714	712	716	711

Preliminary Supplemental Statistics (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions, except as noted)	2011	2010	2011	2010

Segment Income (Loss)
Exploration and Production
United States	$81	$99	$237	$233
International	249	411	1,362	1,211
E&P segment	330	510	1,599	1,444
Oil Sands Mining	92	18	193	(59)
Integrated Gas	55	41	158	109
Segment income	$477	$569	$1,950	$1,494
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(79)	(50)	(215)	(130)
Foreign currency remeasurement of income taxes	23	(37)	6	33
Impairments	-	(15)	(195)	(286)
Loss on early extinguishment of debt	-	-	(176)	(57)
Tax effect of subsidiary restructuring	-	-	(122)	-
Deferred income tax items	(15)	-	(65)	(45)
Water abatement - Oil Sands	-	-	(48)	-
Gain on dispositions	(1)	-	23	449
Income from continuing operations	405	467	1,158	1,458
Discontinued operations(a)	-	229	1,239	404
Net income	$405	$696	$2,397	$1,862
Capital Expenditures(b)
Exploration and Production
United States	$502	$352	$1,407	$1,222
International	182	234	694	552
E&P segment	684	586	2,101	1,774
Oil Sands Mining	36	191	236	699
Integrated Gas	1	1	2	2
Corporate	7	13	37	27
Total	$728	$791	$2,376	$2,502
Exploration Expenses
United States	$75	$34	$280	$192
International	54	25	224	90
Total	$129	$59	$504	$282
(a)	Marathon Oil’s downstream business was spun-off June 30, 2011, and has been reported as discontinued operations in all periods presented.
(b)	Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions, except as noted)	2011	2010	2011	2010
E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)
United States	69	80	73	65

Europe	108	80	102	92
Africa	34	89	44	84
Total International	142	169	146	176
Worldwide	211	249	219	241
Net Natural Gas Sales (mmcfd)
United States	296	363	326	350

Europe(c)	79	99	92	104
Africa	453	442	440	399
Total International	532	541	532	503
Worldwide	828	904	858	853
Total Worldwide Sales (mboepd)	349	399	362	382

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$88.89	$69.52	$91.53	$69.95

Europe	117.05	80.49	115.91	79.69
Africa	63.51	69.24	75.38	69.85
Total International	104.24	74.57	103.75	75.00
Worldwide	$99.24	$72.95	$99.68	$73.64

Natural Gas (per mcf)
United States	$4.85	$4.43	$5.04	$4.78

Europe	9.81	7.20	10.07	6.42
Africa(e)	0.24	0.25	0.24	0.25
Total International	1.67	1.52	1.95	1.52
Worldwide	$2.81	$2.69	$3.12	$2.86

OSM Operating Statistics
Net Synthetic Crude Sales (mbpd) (f)	50	31	43	25
Synthetic Crude Average Realization (per bbl)(g)	$87.29	$67.83	$90.91	$69.07

IG Operating Statistics
Net Sales (mtpd) (h)
LNG	6,935	7,142	7,121	6,502
Methanol	1,366	1,069	1,310	1,120

(c)
Includes natural gas acquired for injection and subsequent resale of 16 mmcfd and 15 mmcfd for the third quarters of 2011 and 2010, and 14 mmcfd and 19 mmcfd for the first nine months of 2011 and 2010.

(d)	Excludes gains and losses on derivative instruments.
(e)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

(f)	Includes blendstocks.
(g)	Excludes gains and losses on derivative instruments.
(h)
Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.